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                                                                    EXHIBIT 16.1


                      [Letterhead of Deloitte & Touche]


August 25, 1997



Securities and Exchange Commission
450-5th Street, N.W.
Washington, D.C.  20549
U.S.A.


Gentlemen:

We have read the statements made by Viasystems, Inc., which we understand will be filed with the Commission, pursuant to Item 304 of Regulation S-K, as part of the Company's Form S-1 for the month of August 1997. We agree with the statements concerning our Firm relative to out association with Circo Craft as described under the heading "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in such Form S-1.


Very truly yours,


Deloitte & Touche
Chartered Accountants